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                                                                  EXHIBIT (a)(7)


                            [LCC LOGO APPEARS HERE]


                              ______________, 2001


           YOU HAVE APPROXIMATELY __ DAYS TO COMPLETE AND RETURN THE LETTER OF TRANSMITTAL BEFORE THE OPTION EXCHANGE OFFER EXPIRES.

This is a reminder that LCC's option exchange offer will expire at 5:00 p.m., New York City time, on Tuesday, November 20, 2001. As you know, if you wish to participate in the option exchange program and tender any of your options for new options, you must properly complete and fax or otherwise deliver to us a hard copy of the letter of transmittal you received on October 17, 2001.

In order to participate, you will need to fill out the table on page 1 of the letter of transmittal (using the option grant summary information attached to the October 17 e-mail) as well as complete and sign the box on page 3 of the letter of transmittal.

If you have any questions, please contact me at telephone no. (703) 873-2691 or via e-mail at stock_administration@lcc.com.

Regards,

Brady Kavulic
Stock Plan Administrator